Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FXCM INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF SEPTEMBER, A.D. 2015, AT 12:56 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF OCTOBER, A.D. 2015 AT 9 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4858640 8100
SR# 20150304831

Authentication: 10149665
Date: 09-29-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:56 PM 09/29/2015
FILED 12:56 PM 09/29/2015
SR 20150304831 - File Number 4858640

Certificate of Amendment of Certificate of Incorporation of FXCM Inc.

FXCM Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is FXCM Inc. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 10, 2010.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments ("Certificate of Amendment") to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendments to be advisable and directing that said amendments be submitted to the shareholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV of the Corporation's Certificate of Incorporation shall be amended by adding the following provision to the end of Article IV, Section 4.3 "(B)", which reads as follows, subject to compliance with applicable law

Reverse Stock Split.

Upon the filing and pursuant to the Delaware General Corporation Law of this amendment to the Corporation's Certificate of Incorporation, as of 9:00 a.m. Eastern Time on October 1, 2015 (the "Effective Date"), each ten (10) shares of Class A common stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Class A common stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, we would pay to the stockholder, in cash, the value of any fractional share arising from the reverse stock split. Each certificate that immediately prior to the Effective Time represented shares of Class A common stock ("Old Certificates"), shall thereafter represent that number of shares of Class A common stock into which the shares of Class A common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed Drew Niv, its Chief Executive Officer, this 29th day of September, 2015.

FXCM INC.
By: ________________
Name: Drew Niv
Title: Chief Executive Officer